                                                                    EXHIBIT 99.1


                                                               QUALCOMM Contact:
                                                                Julie Cunningham
                                          Sr. Vice President, Investor Relations
                                    1-(858) 658-4224 (ph) 1-(858) 651-9303 (fax)
                                                     e-mail: juliec@qualcomm.com


              QUALCOMM ANNOUNCES SECOND QUARTER FISCAL 2003 RESULTS
                       REVENUES $1.0 BILLION AND EPS $0.13
           REVENUES $1.0 BILLION AND EPS $0.38, EXCLUDING QSI SEGMENT

SAN DIEGO - April 23, 2003 - QUALCOMM Incorporated (NASDAQ: QCOM) today announced its second quarter fiscal 2003 results ended March 30, 2003. Revenues were $1.0 billion in the second fiscal quarter, up 50 percent year-over-year, primarily due to increasing demand for CDMA products across global markets. Second quarter net income was $103 million, up 135 percent year-over-year. Earnings per share were $0.13, up 160 percent from $0.05 in the second quarter of fiscal 2002.

Second quarter net income includes $160 million in asset impairment charges related to Vesper. Following the recent denial of Vesper's request by the Brazilian regulator to use mobile service in the 1900 MHz frequencies band, we have decided to pursue an expedited exit strategy, including the sale or other disposition of Vesper and/or its assets. The impairment loss recognized is the difference between the carrying values of Vesper's long-lived assets and their estimated fair market values.

Revenues excluding the QUALCOMM Strategic Initiatives (QSI) segment were $1.0 billion in the second fiscal quarter, up 54 percent year-over-year. Net income excluding the QSI segment was $314 million, up 95 percent year-over-year. Earnings per share excluding the QSI segment were $0.38, up 90 percent year-over-year. Reconciliations between total QUALCOMM results and results excluding QSI are listed in this release with more detailed information for the prior periods presented on our Investor Relations web page at www.qualcomm.com.

"During the March quarter, we exceeded our earnings target and delivered excellent year-over-year growth. Our cash, cash equivalents and marketable securities increased by $460 million in the second fiscal quarter including the effect of initiating our first-ever stock repurchase program," said Dr. Irwin Mark Jacobs, chairman and CEO of QUALCOMM. "New CDMA2000 1X networks were launched by operators in China, India, Thailand, Australia, Mexico, Puerto Rico and Brazil, and new

                                    - more -

QUALCOMM  Announces Second Quarter Fiscal 2003 Results              Page 2 of 16

WCDMA networks were recently launched in Japan, Italy, the U.K. and Australia. The highest-speed commercial 3G data networks, based on our CDMA2000 1xEV-DO technology, are generating substantial increases in subscriber revenues for operators in South Korea. Several new 1xEV-DO networks are expected to be launched in the coming months, together with exciting new applications, including streaming video. Seven operators in six nations have now commercially deployed a broad selection of BREW-based applications and services, including Vivo, the joint venture of Telefonica Moviles and Portugal Telecom in Brazil. Despite these many positive developments, we were disappointed by the Brazilian regulator's denial of Vesper's request to provide full mobility service, a request we believe was in accordance with previous regulation and one which would have greatly benefited subscribers in Brazil. As a result, we have initiated efforts to exit our Vesper investment and realize the maximum value possible from its assets."

Research and development (R&D) expenses were $132 million, including $2 million for QSI, in the second fiscal quarter, up 13 percent year-over year. The increase in R&D expenses compared to the year ago quarter was primarily related to QCT product initiatives.

Selling, general and administrative (SG&A) expenses were $136 million, including $19 million for QSI, in the second fiscal quarter, up 9 percent year-over-year. The increase in SG&A expense compared to the year ago quarter was primarily due to an increase in employee and other expenses related to the expansion of the QCT customer base and our support and marketing efforts related to the BREW(TM) application development platform.

Our fiscal 2003 effective income tax rate is now estimated to be 43 percent, compared to 36 percent in fiscal 2002. Excluding the QSI segment, our fiscal 2003 effective tax rate is now estimated to be 33 percent, due to increased foreign sales at lower tax rates, compared to 35 percent in fiscal 2002. The change in the estimated 2003 effective tax rate excluding QSI required an adjustment from the 34 percent effective tax rate in the first quarter of fiscal 2003, resulting in a 32 percent effective tax rate in the second quarter of fiscal 2003. The Company also reversed approximately $1.1 billion of its valuation allowance on substantially all of its U.S. deferred tax assets during the three months ended March 30, 2003 as a credit to stockholders' equity.

QUALCOMM  Announces Second Quarter Fiscal 2003 Results              Page 3 of 16

QUALCOMM STRATEGIC INITIATIVES

The QUALCOMM Strategic Initiatives (QSI) segment includes our strategic investments and related income and expenses, including the Vesper Companies in Brazil. QSI revenues, which are primarily related to the consolidation of the Vesper Companies, were $26 million in the second fiscal quarter, down 10 percent sequentially. QSI losses before taxes were $246 million in the second fiscal quarter. This includes Vesper related losses of $188 million, which consist primarily of $160 million of asset impairment charges and $22 million of losses from operations (net of minority interest). The balance of the QSI losses before taxes is primarily our share of equity losses from our investment in Inquam of $33 million and other-than-temporary losses on investments of $24 million.

BUSINESS OUTLOOK

The following statements are forward-looking and actual results may differ materially. Please see Note Regarding Forward-Looking Statements in this release for a description of certain risk factors and QUALCOMM's quarterly reports on file with the Securities and Exchange Commission (SEC) for a more complete description of risks.

THIRD QUARTER FISCAL 2003

         - Based on the current business outlook, we anticipate that revenues excluding the QSI segment in the third fiscal quarter will increase by approximately 27 percent year-over-year. We anticipate that earnings per share excluding the QSI segment will be approximately $0.30-$0.31 in the third fiscal quarter, an increase of approximately 25-29 percent year-over-year. This estimate assumes shipments of approximately 23 million MSM phone chips during the quarter. This would represent a 44 percent growth in MSM chip shipments year-over-year. Approximately 96 percent of chip shipments in the third fiscal quarter are expected to be 3G CDMA2000 MSM phone chips.

         - Based on the current business outlook, we anticipate that total QUALCOMM revenues in the third quarter will increase by approximately 24 percent year-over-year. We anticipate that total QUALCOMM earnings per share will be approximately $0.23 in the third fiscal quarter, including an estimated $0.08 loss per share attributed to the QSI segment, compared to a $0.02 loss per share in the year ago quarter. Due to their nature, certain income and expense items such as realized gains or losses, gains or losses on derivatives, income related to the use of our FCC Auction Discount Voucher and asset impairments cannot be accurately forecast. Accordingly, the Company excludes such items from its business outlook, and actual results may

QUALCOMM  Announces Second Quarter Fiscal 2003 Results              Page 4 of 16

                  vary materially from the business outlook if the Company incurs any such income or expense items.

         FISCAL 2003

         - Based on the current business outlook, we anticipate that revenues excluding the QSI segment will grow by approximately 30-33 percent year-over-year and earnings per share excluding the QSI segment to be in the range of $1.38-$1.41 for fiscal 2003, up 41-44 percent year-over-year, exceeding our previous guidance. We estimate the CDMA phone market to be 103-110 million units in calendar 2003 with a decrease of approximately 10 percent in average selling prices of CDMA phones, upon which royalties are calculated.

         - Based on the current business outlook, we anticipate that total QUALCOMM revenues will grow by approximately 27-30 percent year-over-year and total QUALCOMM earnings per share to be in the range of $0.84-$0.87 for fiscal 2003, up 91-98 percent year-over-year, including an estimated $0.54 loss per share attributed to the QSI segment. Due to their nature, certain income and expense items such as realized gains or losses, gains or losses on derivatives, income related to the use of our FCC Auction Discount Voucher and asset impairments cannot be accurately forecast. Accordingly, the Company excludes such items from its business outlook, and actual results may vary materially from the business outlook if the Company incurs any such income or expense items.

CASH AND MARKETABLE SECURITIES

QUALCOMM's cash, cash equivalents and marketable securities totaled approximately $4.4 billion at the end of the second quarter of fiscal 2003, compared to $3.9 billion on December 29, 2002 and $3.2 billion on September 29, 2002. Our previously announced stock repurchase program was initiated in the second fiscal quarter utilizing $124 million in the quarter. Detailed reconciliations between total QUALCOMM cash and cash equivalents and cash and cash equivalents including marketable securities and excluding the QSI segment are presented in this release.

QUALCOMM  Announces Second Quarter Fiscal 2003 Results              Page 5 of 16

RESULTS OF BUSINESS SEGMENTS

THE FOLLOWING TABLES PRESENT SEGMENT INFORMATION (IN THOUSANDS):

Second Quarter - Fiscal Year 2003

                                                                     Reconciling Items    QUALCOMM                       Total
     Segments                          QCT         QTL       QWI           (1)          excluding QSI      QSI          QUALCOMM
--------------------------------     ---------  ---------  --------  -----------------  -------------   ----------    ------------
Revenues                             652,873     260,110   119,319       (15,524)        1,016,778        26,265       1,043,043

Change from prior quarter                 (8%)         2%        9%          N/M                (5%)         (10%)            (5%)

Change from prior year                    90%         34%        8%          N/M                54%          (29%)            50%

Earnings (loss) before taxes         223,520     236,192     7,370        (6,431)          460,651      (245,775)        214,876

Change from prior quarter                (22%)         3%      167%          N/M               (12%)         (85%)           (45%)

Change from prior year                   188%         38%      286%          N/M                83%         (107%)           213%

Tax rates                                                                                       32%           14%             52%

Net income (loss)                                                                          313,858      (210,842)        103,016

Change from prior quarter                                                                       (9%)        (104%)           (57%)

Change from prior year                                                                          95%         (303%)           135%

Diluted net earnings (loss) per
  common share (3)                                                                            0.38         (0.26)           0.13

Change from prior quarter                                                                      (10%)        (100%)           (57%)

Change from prior year                                                                          90%         (333%)           160%

First Quarter - Fiscal Year 2003

                                                                     Reconciling Items    QUALCOMM                        Total
     Segments                          QCT         QTL       QWI           (1)          excluding QSI      QSI          QUALCOMM
--------------------------------     -------    ---------  -------   -----------------  -------------   ---------     ------------
Revenues                             709,681     255,423   108,981        (6,121)        1,067,964        29,205        1,097,169

Earnings (loss) before taxes         288,282     229,409     2,761         1,848           522,300      (133,051)         389,249

Tax rates                                                                                       34%           22%              38%

Net income (loss)                                                                          344,718      (103,384)         241,334

Diluted net earnings (loss) per
  common share (3)                                                                            0.42         (0.13)            0.30

Second Quarter - Fiscal Year 2002

                                                                                                             Goodwill
                                                             Reconciling Items    QUALCOMM                Amortization and   Total
     Segments                    QCT       QTL       QWI           (1)          excluding QSI     QSI         Other (2)     QUALCOMM
-----------------------------  -------  ---------  -------   -----------------  -------------  ---------  ----------------  --------
Revenues                       343,815    193,955  110,264        11,229           659,263       36,852             -       696,115

Earnings (loss) before taxes    77,724    171,535   (3,964)        6,533           251,828     (118,828)      (64,359)       68,641

Tax rates                                                                               36%          56%            0%           36%

Net income (loss)                                                                  160,814      (52,284)      (64,600)       43,930

Diluted net earnings (loss)
  per common share (3)                                                                0.20        (0.06)        (0.08)         0.05

Six Months - Fiscal Year 2003

                                                                  Reconciling Items    QUALCOMM                       Total
     Segments                     QCT         QTL        QWI           (1)           excluding QSI      QSI          QUALCOMM
-----------------------------   ---------  -----------  -------   -----------------  -------------   ---------     ------------
Revenues                        1,362,554    515,533    228,300       (21,645)         2,084,742        55,470       2,140,212

Earnings (loss) before taxes      511,802    465,601     10,131        (4,583)           982,951      (378,826)        604,125

Tax rates                                                                                     33%           17%             43%

Net income (loss)                                                                        658,576      (314,226)        344,350

Diluted net earnings (loss)
  per common share (3)                                                                      0.81         (0.38)           0.42

Six Months - Fiscal Year 2002

                                                                                                            Goodwill
                                                            Reconciling Items   QUALCOMM                Amortization and   Total
     Segments                   QCT       QTL       QWI          (1)          Excluding QSI     QSI         Other (2)     QUALCOMM
----------------------------  -------  ---------  -------  -----------------  -------------  ---------  ---------------- ---------
Revenues                      702,959   404,758   219,559       24,675          1,351,951       42,806            -       1,394,757

Earnings (loss) before taxes  164,665   360,223    (5,197)      19,586            539,277     (123,787)    (129,298)        286,192

Tax rates                                                                              35%          69%           0%             36%

Net income (loss)                                                                 350,530      (38,498)    (128,869)        183,163

Diluted net earnings (loss)
  per common share (3)                                                               0.43        (0.05)       (0.16)           0.23

QUALCOMM  Announces Second Quarter Fiscal 2003 Results              Page 6 of 16

(1) Reconciling items related to revenues consist primarily of other non-reportable segment revenues less intersegment eliminations. Reconciling items related to earnings before taxes consist primarily of corporate expenses, charges that are not allocated to the segments for management reporting purposes, unallocated net investment income, non-reportable segment results, interest expense and the elimination of intercompany profit.

(2) Starting in fiscal 2003, the Company no longer records goodwill amortization, in accordance with Financial Accounting Standards No. 142. In the second quarter of fiscal 2002, goodwill amortization and other adjustments included $61.1 million of amortization of goodwill, $3.1 million of amortization of intangible assets and $1.0 million of payroll expenses on stock option exercises, offset by $0.1 million of credits related to the sale of the terrestrial-based CDMA wireless infrastructure business and $0.7 million of credits related to the reduction of reserves established in connection with the Globalstar business. In the first six months of fiscal 2002, goodwill amortization and other adjustments included $122.3 million of amortization of goodwill, $6.1 million of amortization of intangible assets and $3.1 million of payroll expenses on stock option exercises, offset by $0.1 million of credits related to the sale of the terrestrial-based CDMA wireless infrastructure business and $2.1 million of credits related to the reduction of reserves established in connection with the Globalstar business. With the adoption of FAS 142 in 2003 and given the immateriality of the other adjustments, the Company no longer makes these adjustments to its results excluding QSI in fiscal 2003.

(3) The sum of the earnings per share amounts may not equal total earnings per share due to rounding.

 N/M - Not Meaningful

   BUSINESS SEGMENT HIGHLIGHTS

   QUALCOMM CDMA TECHNOLOGIES (QCT)

   - Shipped approximately 28 million MSM(TM) phone chips to customers worldwide during the second fiscal quarter, up from approximately 14 million units in the year ago quarter.

   - Shipped approximately 25 million 3G CDMA2000 1X/1xEV-DO MSM phone chips during the second fiscal quarter for a cumulative total of nearly 94 million 3G CDMA2000 MSM phone chips.

   - Shipped CSM infrastructure chips for 3G CDMA2000 1X/1xEV-DO to support more than 1.5 million equivalent voice channels, down from approximately
      2.5 million in the year ago quarter.

   - Announced that more than 10 million gpsOne(TM)-enabled devices are now in commercial use in Japan, South Korea and the United States, making QUALCOMM's gpsOne technology the world's most widely deployed personal location system.

   - Announced strong market demand for the advanced multimedia MSM6100(TM) chipset solution. A total of eight handset manufacturers, including Curitel, Kyocera, LG Electronics, Motorola, Samsung Electronics, Sharp Corporation, Synertek and Toshiba, covering 22 separate planned device designs, have already begun to take receipt of shipments of the MSM6100 chipset in order to support rollouts of these new devices this year.

QUALCOMM  Announces Second Quarter Fiscal 2003 Results              Page 7 of 16

   QUALCOMM TECHNOLOGY LICENSING (QTL)

   - Signed a total of ten CDMA license agreements during the second fiscal quarter, including six new licenses and four amendments to existing license agreements.

   - Thirty-two subscriber licensees reported sales of CDMA2000 1X products and nine subscriber licensees reported sales of WCDMA products through the second fiscal quarter.

   - Thirteen infrastructure licensees reported sales of CDMA2000 1X products and eight infrastructure licensees reported sales of WCDMA products through the second fiscal quarter.

   QUALCOMM WIRELESS & INTERNET GROUP (QWI)
      QUALCOMM INTERNET SERVICES (QIS)

      - Announced two additional commercial BREW launches by operators, including the joint venture between Telefonica Moviles and Portugal Telecom (Vivo) in Brazil and Telstra in Australia. Also, KDDI in Japan launched over-the-air download capability for its BREW-based service.

      - Announced that ALLTEL will be the first operator to offer BREW Shop software, a native PDA application which enables operators to use the BREW Distribution System to offer over-the-air PDA application download services.

      - Announced the development of content for the BREW platform by leading game and entertainment companies, including SEGA Mobile, Sony Pictures Digital, Bandai, THQ, Sorrent and Mforma.

      - Demonstrated over-the-air GPRS downloads of both native BREW and Java(TM) applications using the BREW distribution system at the 3GSM World Congress 2003 using the GSM/GPRS network of French wireless operator SFR and a Maxon GSM/GPRS phone.

      QUALCOMM WIRELESS BUSINESS SOLUTIONS(R)(QWBS)

      - Shipped approximately 8,400 OmniTRACS(R) units and related products in the second quarter, down 12 percent year-over-year largely due to a decline in sales in Brazil. This brings the cumulative total to over 470,000 units shipped worldwide.

      - Commercially introduced GlobalTRACS(TM), an equipment management system that provides reliable, wireless access to equipment engine hours and location data, regardless of equipment type or manufacturer.

QUALCOMM  Announces Second Quarter Fiscal 2003 Results              Page 8 of 16

      - Announced several new innovative technologies for fleet management solutions, including a high data rate technology, a portable computing solution for load management with electronic signature capture and transfer, and an untethered trailer monitoring system initiative.

CONFERENCE CALL

QUALCOMM's second quarter fiscal 2003 earnings conference call will be broadcast live on April 23, 2003 beginning at 2:30 p.m. Pacific Daylight Time on the Company's web site at: www.qualcomm.com. This conference call may contain forward-looking financial information. The conference call will include a discussion of "non-GAAP financial measures" as that term is defined in Regulation G. The most directly comparable GAAP financial measures and information reconciling these non-GAAP financial measures to the company's financial results prepared in accordance with GAAP, as well as the other material financial and statistical information to be discussed in the conference call, will be posted on the company's Investor Relations web site at www.qualcomm.com immediately prior to commencement of the call. The taped audio replay will be available for approximately two weeks. To listen to the replay, U.S. callers may dial (800) 633-8284 and international callers may dial (402) 977-9140. U.S. and international callers should use reservation number 21095067.

QUALCOMM Incorporated (www.qualcomm.com) is a leader in developing and delivering innovative digital wireless communications products and services based on the Company's CDMA digital technology. Headquartered in San Diego, Calif., QUALCOMM is included in the S&P 500 Index and is a 2003 FORTUNE 500(R) company traded on The Nasdaq Stock Market(R) under the ticker symbol QCOM.

NOTE REGARDING USE OF NON-GAAP FINANCIAL MEASURES

The Company presents financial information excluding the QUALCOMM Strategic Initiatives (QSI) segment to facilitate evaluation by management, investors and analysts of its ongoing core operating businesses, including QUALCOMM CDMA Technologies (QCT), QUALCOMM Technology Licensing (QTL) and QUALCOMM Wireless & Internet (QWI). QSI results relate to strategic investments for which the Company has exit strategies of varying durations. Management believes that the information excluding QSI presents a more representative measure of the operating and liquidity performance of the Company because it excludes the effect of fluctuations in value of

QUALCOMM  Announces Second Quarter Fiscal 2003 Results              Page 9 of 16

investments that are unrelated to the Company's operational performance. The financial information excluding QSI should be considered in addition, not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. Reconciliations between total QUALCOMM results and results excluding QSI are presented in this release.

NOTE REGARDING FORWARD-LOOKING STATEMENTS

In addition to the historical information contained herein, this news release contains forward-looking statements that are subject to risks and uncertainties. Actual results may differ substantially from those referred to herein due to a number of factors, including but not limited to risks associated with: changing global economic conditions, particularly in the telecommunications and Internet-related industries and the resulting uncertainty in forecasting future results; timing and receipt of license fees and royalties; integrated circuit inventory and order levels; the Company's ability to execute additional 3G licenses; the scale-up, acceptance and operations of CDMA systems, including CDMA2000 1xEV-DO and systems in new markets such as China and India; the ability to sustain or improve operational efficiency and profitability; decreases in the rate of growth in CDMA-based wireless data and Internet access or the CDMA subscriber population; strategic investments, loans, acquisitions or divestitures the Company has or may pursue; the value realized on sale of the Vesper Companies' business or assets; changes in the fair values of marketable securities and derivative instruments held; the development, deployment and commercial acceptance of evolving CDMA technology standards; developments in current or future litigation; customer receivables and performance guarantees; component shortages; and international business activities, as well as the other risks detailed from time-to-time in the Company's SEC reports.

                                      ###

QUALCOMM(R), QCT(R) QUALCOMM Wireless Business Solutions(R), OmniTRACS(R), MSM(TM), MSM6100(TM), gpsOne(TM), GlobalTRACS(TM) and BREW(TM) are trademarks and/or service marks of QUALCOMM Incorporated. All other trademarks are the property of their respective owners.

QUALCOMM Announces Second Quarter Fiscal 2003 Results              Page 10 of 16

                              QUALCOMM INCORPORATED
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
            THIS SCHEDULE IS TO ASSIST THE READER IN RECONCILING FROM
                 RESULTS EXCLUDING QSI TO TOTAL QUALCOMM RESULTS
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                   (UNAUDITED)

                                                                                THREE MONTHS ENDED MARCH 30, 2003
                                                                   ----------------------------------------------------------

                                                                   EXCLUDING QSI                QSI            TOTAL QUALCOMM
                                                                   -------------           ------------        --------------
Revenues:
  Equipment and services                                            $    763,217           $     26,265         $    789,482
  Licensing and royalty fees                                             253,561                      -              253,561
                                                                    ------------           ------------         ------------
                                                                       1,016,778                 26,265            1,043,043
                                                                    ------------           ------------         ------------
Operating expenses:
  Cost of equipment and services revenues                                341,100                 40,828              381,928
  Research and development                                               129,757                  2,044              131,801
  Selling, general and administrative                                    116,954                 18,770              135,724
  Amortization of other acquisition-related
     intangible assets                                                     1,965                      -                1,965
  Asset impairment charges                                                     -                160,145              160,145
                                                                    ------------           ------------         ------------
Total operating expenses                                                 589,776                221,787              811,563
                                                                    ------------           ------------         ------------
Operating income (loss)                                                  427,002               (195,522)             231,480
Interest expense                                                            (375)                (3,504)              (3,879)
Investment income (expense), net                                          34,024  (a)           (46,749) (d)         (12,725)
                                                                    ------------           ------------         ------------
Income (loss) before income taxes                                        460,651               (245,775) (b)         214,876
Income tax (expense) benefit                                            (146,793) (c)            34,933             (111,860) (c)
                                                                    ------------           ------------         ------------
Net income (loss)                                                   $    313,858           $   (210,842)        $    103,016
                                                                    ============           ============         ============

Net earnings (loss) per common share:
   Diluted                                                          $       0.38  (e)      $      (0.26) (e)    $       0.13  (e)
                                                                    ============           ============         ============
Shares used in per share calculations:
   Diluted                                                               818,088                818,088              818,088
                                                                    ============           ============         ============

(a) Includes $28 million in interest income related to cash, cash equivalents and marketable debt securities, which are not part of the Company's strategic investment portfolio.

(b) Includes $162 million loss, net of minority interest, of Vesper Holdings from December 1, 2002 through February 28, 2003 due to the Company's practice of consolidating foreign subsidiaries one month in arrears.

(c) The estimated fiscal year 2003 effective tax rate for operations excluding QSI and total QUALCOMM are 33% and 43%, respectively. The change in the estimated 2003 effective tax rate for operations excluding QSI from 34% used in the first quarter of fiscal 2003 results in a 32% effective tax rate in the second quarter of fiscal 2003. The change in the estimated 2003 effective tax rate for total QUALCOMM from 38% used in the first quarter of fiscal 2003 results in a 52% effective tax rate in the second quarter of fiscal 2003.

(d) Includes $57 million equity losses in investees, $24 million other-than-temporary losses on investments, $23 million minority interest in loss of consolidated subsidiaries and $7 million interest income.

(e) The sum of the earnings per share amounts may not equal total earnings per share due to rounding.

QUALCOMM Announces Second Quarter Fiscal 2003 Results              Page 11 of 16

                              QUALCOMM INCORPORATED
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
            THIS SCHEDULE IS TO ASSIST THE READER IN RECONCILING FROM
                 RESULTS EXCLUDING QSI TO TOTAL QUALCOMM RESULTS
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                   (UNAUDITED)

                                                                                SIX MONTHS ENDED MARCH 30, 2003
                                                                   ----------------------------------------------------------

                                                                   EXCLUDING QSI                QSI            TOTAL QUALCOMM
                                                                   -------------           ------------        --------------
Revenues:
  Equipment and services                                            $  1,591,475           $     55,470        $   1,646,945
  Licensing and royalty fees                                             493,267                      -              493,267
                                                                    ------------           ------------        -------------
                                                                       2,084,742                 55,470            2,140,212
                                                                    ------------           ------------        -------------
Operating expenses:
  Cost of equipment and services revenues                                692,504                 77,425              769,929
  Research and development                                               240,004                  4,276              244,280
  Selling, general and administrative                                    223,756                 59,967              283,723
  Amortization of other acquisition-related
     intangible assets                                                     3,937                      -                3,937
  Asset impairment charges                                                     -                160,145              160,145
                                                                    ------------           ------------        -------------
Total operating expenses                                               1,160,201                301,813            1,462,014
                                                                    ------------           ------------        -------------
Operating income (loss)                                                  924,541               (246,343)             678,198
Interest expense                                                          (1,714)                (9,046)             (10,760)
Investment income (expense), net                                          60,124  (a)          (123,437) (d)         (63,313)
                                                                    ------------           ------------        -------------
Income (loss) before income taxes                                        982,951               (378,826) (b)         604,125
Income tax (expense) benefit                                            (324,375) (c)            64,600             (259,775) (c)
                                                                    ------------           ------------        -------------
Net income (loss)                                                   $    658,576           $   (314,226)        $    344,350
                                                                    ============           ============         ============

Net earnings (loss) per common share:
   Diluted                                                          $       0.81  (e)      $      (0.38) (e)    $       0.42  (e)
                                                                    ============           ============         ============
Shares used in per share calculations:
   Diluted                                                               816,916                816,916              816,916
                                                                    ============           ============         ============

(a) Includes $54 million in interest income related to cash, cash equivalents and marketable debt securities, which are not part of the Company's strategic investment portfolio.

(b) Includes $192 million loss, net of minority interest, of Vesper Holdings from September 1, 2002 through February 28, 2002 due to the Company's practice of consolidating foreign subsidiaries one month in arrears.

(c) The estimated fiscal year 2003 effective tax rate for operations excluding QSI and total QUALCOMM are 33% and 43%, respectively.

(d) Includes $90 million other-than-temporary losses on investments, $89 million equity losses in investees, $37 million minority interest in loss of consolidated subsidiaries and $14 million interest income.

(e) The sum of the earnings per share amounts may not equal total earnings per share due to rounding.

QUALCOMM Announces Second Quarter Fiscal 2003 Results              Page 12 of 16

                             QUALCOMM INCORPORATED
    CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS AND MARKETABLE SECURITIES
      THIS SCHEDULE IS TO ASSIST THE READER IN RECONCILING CASH FLOWS FROM CASH, CASH EQUIVALENTS AND MARKETABLE SECURITIES EXCLUDING QSI TO TOTAL
                              QUALCOMM CASH FLOWS
                                 (IN THOUSANDS)
                                   (UNAUDITED)

                                                                                     THREE MONTHS ENDED MARCH 30, 2003
                                                                       ---------------------------------------------------------

                                                                        EXCLUDING                                     TOTAL
                                                                           QSI                     QSI              QUALCOMM
                                                                       ---------------------------------------------------------
Earnings before taxes, depreciation,
  amortization and asset impairments (1)                               $    497,860           $    (20,068)       $     477,792
Working capital changes and taxes paid (2)                                   85,886                 15,166              101,052
                                                                       ------------           ------------        -------------
NET CASH PROVIDED (USED) BY OPERATING ACTIVITIES                            583,746                 (4,902)             578,844

Net additional share capital                                                 56,823                      -               56,823
Repurchases of common stock                                                (123,577)                     -             (123,577)
Capital expenditures                                                        (37,120)               (12,290)             (49,410)
Net issuance of finance receivables                                            (245)                (6,035)              (6,280)
Other investments                                                                 -                 (7,747)              (7,747)
Other items                                                                     416                 (7,336)              (6,920)
Changes in fair value and other changes to marketable securities              9,403                (19,375)              (9,972)
Marketable securities pending settlement                                     33,055                 (4,712)              28,343
Transfer from QSI (3)                                                         3,183                 (3,183)                   -
Transfer to QSI (4)                                                         (40,087)                40,087                    -
                                                                       ------------           ------------        -------------
NET INCREASE (DECREASE) IN CASH, CASH EQUIVALENTS AND
 MARKETABLE SECURITIES (5)                                             $    485,597           $    (25,493)       $     460,104
                                                                       ============           ============        =============

(1) Reconciliation to GAAP:
     Net income (loss)                                                 $    313,858           $   (210,842)       $     103,016
     Non-cash adjustments                                                   131,127                190,774              321,901
     Plus: Taxes paid                                                        52,875                      -               52,875
                                                                       ------------           ------------        -------------
     Earnings before taxes, depreciation, amortization and asset
      impairments                                                      $    497,860           $    (20,068)       $     477,792
                                                                       ============           ============        =============
(2) Reconciliation to GAAP:
     Increase in cash resulting from changes in working capital        $    138,761           $     15,166        $     153,927
     Minus: Taxes paid                                                      (52,875)                     -              (52,875)
                                                                       ------------           ------------        -------------
     Working capital changes and taxes paid                            $     85,886           $     15,166        $     101,052
                                                                       ============           ============        =============
(3) Cash from loan payments and sale of equity securities.
(4) Funding for strategic debt and equity investments, operations of Vesper and other QSI operating expenses.
(5) Reconciliation to GAAP cash flow statement:
     Net increase (decrease) in cash and cash equivalents (GAAP)       $    370,874           $     (1,326)       $     369,548
      Plus: Net purchase (proceeds) of marketable securities                 74,350                    (80)              74,270
      Plus: Net increase (decrease) in fair value and other
       changes to marketable securities                                       9,403                (19,375)              (9,972)
      Plus: Net increase (decrease) in marketable securities
       pending settlement                                                    33,055                 (4,712)              28,343
      Less: Proceeds from trading securities included in working
       capital change                                                        (2,085)                     -               (2,085)
                                                                       ------------           ------------        -------------
     Net increase (decrease) in cash, cash equivalents and
      marketable securities                                            $    485,597           $    (25,493)       $     460,104
                                                                       ============           ============        =============

QUALCOMM Announces Second Quarter Fiscal 2003 Results              Page 13 of 16

                              QUALCOMM INCORPORATED
    CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS AND MARKETABLE SECURITIES
      THIS SCHEDULE IS TO ASSIST THE READER IN RECONCILING CASH FLOWS FROM
CASH, CASH EQUIVALENTS AND MARKETABLE SECURITIES EXCLUDING QSI TO TOTAL QUALCOMM
                                   CASH FLOWS
                                 (IN THOUSANDS)
                                   (UNAUDITED)

                                                                                     SIX MONTHS ENDED MARCH 30, 2003
                                                                       ---------------------------------------------------------

                                                                        EXCLUDING                                     TOTAL
                                                                           QSI                     QSI              QUALCOMM
                                                                       ---------------------------------------------------------
Earnings before taxes, depreciation,
 amortization and asset impairments (1)                                $  1,051,064           $    (43,544)       $   1,007,520
Working capital changes and taxes paid (2)                                 (117,474)                19,281              (98,193)
                                                                       ------------           ------------        -------------
NET CASH PROVIDED (USED) BY OPERATING ACTIVITIES                            933,590                (24,263)             909,327

Net additional share capital                                                112,696                      -              112,696
Repurchases of common stock                                                (123,577)                     -             (123,577)
Capital expenditures                                                       (113,339)               (17,632)            (130,971)
Net collections of finance receivables                                        6,790                372,222              379,012
Other investments                                                                 -                (31,738)             (31,738)
Other items                                                                   5,857                (22,163)             (16,306)
Changes in fair value and other changes to marketable securities             24,357                 13,328               37,685
Marketable securities pending settlement                                     33,055                 (4,712)              28,343
Transfer from QSI (3)                                                       392,700               (392,700)                   -
Transfer to QSI (4)                                                        (109,493)               109,493                    -
                                                                       ------------           ------------        -------------
NET INCREASE IN CASH, CASH EQUIVALENTS AND
 MARKETABLE SECURITIES (5)                                             $  1,162,636           $      1,835        $   1,164,471
                                                                       ============           ============        =============
(1) Reconciliation to GAAP:
     Net income (loss)                                                 $    658,576           $   (314,226)       $     344,350
     Non-cash adjustments                                                   328,326                270,682              599,008
     Plus: Taxes paid                                                        64,162                      -               64,162
                                                                       ------------           ------------        -------------
     Earnings before taxes, depreciation, amortization and asset
      impairments.                                                     $  1,051,064           $    (43,544)       $   1,007,520
                                                                       ============           ============        =============
(2) Reconciliation to GAAP:
     Increase (decrease) in cash resulting from changes in
      working capital                                                  $    (53,312)          $     19,281        $     (34,031)
     Minus: Taxes paid                                                      (64,162)                     -              (64,162)
                                                                       ------------           ------------        -------------
     Working capital changes and taxes paid                            $   (117,474)          $     19,281        $     (98,193)
                                                                       ============           ============        =============
(3) Cash from loan payments and sale of equity securities.
(4) Funding for strategic debt and equity investments, operations.
    of Vesper and other QSI operating expenses
(5) Reconciliation to GAAP cash flow statement:
     Net increase (decrease) in cash and cash equivalents (GAAP)       $    588,034           $     (4,897)       $     583,137
      Plus: Net purchase (proceeds) of marketable securities                519,275                 (1,884)             517,391
      Plus: Net increase in fair value and other changes to
       marketable securities                                                 24,357                 13,328               37,685
      Plus: Net increase (decrease) in marketable securities
       pending settlement                                                    33,055                 (4,712)              28,343
      Less: Proceeds from trading securities included in working
       capital change                                                        (2,085)                     -               (2,085)
                                                                       ------------           ------------        -------------
     Net increase in cash, cash equivalents and marketable
      securities                                                       $  1,162,636           $      1,835        $   1,164,471
                                                                       ============           ============        =============

QUALCOMM Announces Second Quarter Fiscal 2003 Results              Page 14 of 16

                              QUALCOMM INCORPORATED
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                   (UNAUDITED)

                                                                 ASSETS

                                                         QUALCOMM
                                                        EXCLUDING
                                                           QSI        QSI (a) (b)       QUALCOMM      QUALCOMM
                                                         MARCH 30,     MARCH 30,        MARCH 30,   SEPTEMBER 29,
                                                           2003          2003             2003          2002
                                                       ------------   ------------   ------------   -------------
Current assets:
  Cash and cash equivalents                            $  1,971,670   $     18,171   $  1,989,841   $  1,406,704
  Marketable securities                                   1,732,454         18,150      1,750,604      1,411,178
  Accounts receivable, net                                  507,748         26,466        534,214        536,950
  Finance receivables, net                                    3,627            961          4,588        388,396
  Inventories, net                                          139,663         11,419        151,082         88,094
  Deferred tax assets (b)                                   459,241              -        459,241            122
  Other current assets                                      110,954         24,108        135,062        109,322
                                                       ------------   ------------   ------------   ------------
        Total current assets                              4,925,357         99,275      5,024,632      3,940,766
Marketable securities                                       480,669        142,869        623,538        381,630
Finance receivables, net                                      4,272        449,101        453,373        442,934
Other investments                                             4,722        172,714        177,436        276,414
Property, plant and equipment, net                          498,725         89,542        588,267        686,283
Goodwill, net                                               345,048          1,865        346,913        344,803
Deferred tax assets (b)                                     603,979              -        603,979          7,493
Other assets                                                218,212        181,832        400,044        425,725
                                                       ------------   ------------   ------------   ------------
        Total assets                                   $  7,080,984   $  1,137,198   $  8,218,182   $  6,506,048
                                                       ============   ============   ============   ============

                                            LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Trade accounts payable                               $    141,041   $     44,635   $    185,676   $    209,418
  Payroll and other benefits related                        111,767          9,423        121,190        126,005
   liabilities
  Unearned revenue                                          167,427          6,019        173,446        183,482
  Dividends payable                                          39,475              -         39,475              -
  Other current liabilities                                 184,355         28,855        213,210        156,081
                                                       ------------   ------------   ------------   ------------
        Total current liabilities                           644,065         88,932        732,997        674,986
Unearned revenue                                            266,156            252        266,408        259,995
Long-term debt                                                    -        151,606        151,606         94,288
Other liabilities                                            29,294         17,058         46,352         40,283
                                                       ------------   ------------   ------------   ------------
        Total liabilities                                   939,515        257,848      1,197,363      1,069,552
                                                       ------------   ------------   ------------   ------------
Minority interest in consolidated subsidiaries                   50              -             50         44,540
                                                       ------------   ------------   ------------   ------------

Stockholders' equity:
  Preferred stock, $0.0001 par value                              -              -              -              -
  Common stock, $0.0001 par value                                80              -             80             79
  Paid-in capital                                         6,176,021              -      6,176,021      4,918,202
  Retained earnings                                         909,513              -        909,513        604,624
  Accumulated other comprehensive loss                      (35,633)       (29,212)       (64,845)      (130,949)
                                                       ------------   ------------   ------------   ------------
        Total stockholders' equity                        7,049,981        (29,212)     7,020,769      5,391,956
                                                       ------------   ------------   ------------   ------------
        Total liabilities and stockholders' equity     $  7,989,546   $    228,636   $  8,218,182   $  6,506,048
                                                       ============   ============   ============   ============

(a) Includes the consolidated Vesper Holdings balance sheet at February 28, 2003. The Company consolidates foreign subsidiaries one month in arrears.

(b) Deferred tax assets and liabilities are not allocated to the Company's segments. A valuation allowance was provided on all net deferred tax assets of investments that are consolidated by QSI, including Vesper, because of uncertainty regarding their realization.

QUALCOMM Announces Second Quarter Fiscal 2003 Results              Page 15 of 16

                              QUALCOMM INCORPORATED
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                   (UNAUDITED)

                                                             THREE MONTHS ENDED           SIX MONTHS ENDED
                                                       ---------------------------   ---------------------------
                                                         MARCH 30,     MARCH 31,       MARCH 30,      MARCH 31,
                                                           2003          2002            2003           2002
                                                       ------------   ------------   ------------   ------------
Revenues:
  Equipment and services                               $    789,482   $    504,130   $  1,646,945   $    993,222
  Licensing and royalty fees                                253,561        191,985        493,267        401,535
                                                       ------------   ------------   ------------   ------------
                                                          1,043,043        696,115      2,140,212      1,394,757
                                                       ------------   ------------   ------------   ------------

Operating expenses:
  Cost of equipment and services revenues                   381,928        291,914        769,929        537,111
  Research and development                                  131,801        116,755        244,280        223,623
  Selling, general and administrative                       135,724        123,960        283,723        224,725
  Amortization of goodwill and other
   acquisition-related intangible assets                      1,965         63,682          3,937        127,413
  Asset impairment charges                                  160,145              -        160,145              -
                                                       ------------   ------------   ------------   ------------
Total operating expenses                                    811,563        596,311      1,462,014      1,112,872
                                                       ------------   ------------   ------------   ------------

Operating income                                            231,480         99,804        678,198        281,885

Interest expense                                             (3,879)        (6,156)       (10,760)        (8,718)
Investment (expense) income, net                            (12,725)       (25,007)       (63,313)        13,025
                                                       ------------   ------------   ------------   ------------
Income before income taxes                                  214,876         68,641        604,125        286,192
Income tax expense                                         (111,860)       (24,711)      (259,775)      (103,029)
                                                       ------------   ------------   ------------   ------------
Net income                                             $    103,016   $     43,930   $    344,350   $    183,163
                                                       ============   ============   ============   ============

Net earnings per common share:

  Basic                                                $       0.13   $       0.06   $       0.44   $       0.24
                                                       ============   ============   ============   ============
  Diluted                                              $       0.13   $       0.05   $       0.42   $       0.23
                                                       ============   ============   ============   ============

Shares used in per share calculations:
  Basic                                                     789,026        767,903        786,153        766,431
                                                       ============   ============   ============   ============
  Diluted                                                   818,088        808,996        816,916        809,285
                                                       ============   ============   ============   ============

Dividends declared per share                           $       0.05   $          -   $       0.05   $          -
                                                       ============   ============   ============   ============

QUALCOMM Announces Second Quarter Fiscal 2003 Results              Page 16 of 16

                              QUALCOMM INCORPORATED
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)
                                   (UNAUDITED)

                                                                                THREE MONTHS ENDED               SIX MONTHS ENDED
                                                                       -----------------------------------       ----------------
                                                                         MARCH 30,            DECEMBER 29,           MARCH 30,
                                                                           2003                   2002                 2003
                                                                       ------------           ------------       ----------------
OPERATING ACTIVITIES:
  Net income                                                           $    103,016           $    241,334        $     344,350
  Depreciation and amortization                                              46,349                 43,177               89,526
  Asset impariment charges                                                  160,145                      -              160,145
  Net realized gains on marketable securities and other investments          (9,972)                (1,296)             (11,268)
  Change in fair values of derivative investments                              (106)                   (14)                (120)
  Other-than-temporary losses on marketable securities and
   other investments                                                         23,967                 66,583               90,550
  Minority interest in loss of consolidated subsidiaries                    (22,733)               (13,820)             (36,553)
  Equity in losses of investees                                              56,526                 32,700               89,226
  Non-cash income tax expense                                                58,986                136,627              195,613
  Other non-cash charges and credits                                          8,739                 13,150               21,889
  Increase (decrease) in cash resulting from changes in:
   Proceeds of trading securities                                             2,085                      -                2,085
   Accounts receivable, net                                                 133,020               (129,674)               3,346
   Inventories, net                                                         (43,335)               (20,866)             (64,201)
   Other assets                                                              21,416                (14,624)               6,792
   Trade accounts payable                                                    (9,269)                (9,663)             (18,932)
   Payroll, benefits, and other liabilities                                  23,278                 (1,545)              21,733
   Unearned revenue                                                          26,732                (11,586)              15,146
                                                                       ------------           ------------        -------------
  Net cash provided by operating activities                                 578,844                330,483              909,327
                                                                       ------------           ------------        -------------
INVESTING ACTIVITIES:
  Capital expenditures                                                      (49,410)               (81,561)            (130,971)
  Purchases of wireless licenses                                                  -                 (8,247)              (8,247)
  Purchases of available-for-sale securities                               (608,886)              (840,036)          (1,448,922)
  Proceeds from sale of available-for-sale securities                       600,539                415,046            1,015,585
  Purchases of held-to-maturity securities                                  (93,595)               (66,611)            (160,206)
  Maturities of held-to-maturity securities                                  27,672                 48,480               76,152
  Issuance of finance receivables                                            (7,281)              (140,740)            (148,021)
  Collection of finance receivables                                           1,001                526,032              527,033
  Issuance of notes receivable                                                 (511)                  (666)              (1,177)
  Other investments and acquisitions                                         (7,747)               (23,991)             (31,738)
  Other items, net                                                           (4,013)                 5,651                1,638
                                                                       ------------           ------------        -------------
  Net cash used by investing activities                                    (142,231)              (166,643)            (308,874)
                                                                       ------------           ------------        -------------
FINANCING ACTIVITIES:
  Net proceeds from issuance of common stock                                 56,823                 55,873              112,696
  Repurchase and retirement of common stock                                (123,577)                     -             (123,577)
  Proceeds from put options                                                   7,136                      -                7,136
  Proceeds from the issuance of long-term debt                                3,856                  1,764                5,620
  Payments on long-term debt                                                (12,075)                (5,142)             (17,217)
  Other items, net                                                                -                     20                   20
                                                                       ------------           ------------        -------------
  Net cash (used) provided by financing activities                          (67,837)                52,515              (15,322)
                                                                       ------------           ------------        -------------
  Effect of exchange rate changes on cash                                       772                 (2,766)              (1,994)
                                                                       ------------           ------------        -------------
NET INCREASE IN CASH AND CASH EQUIVALENTS                                   369,548                213,589              583,137
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD                          1,620,293              1,406,704            1,406,704
                                                                       ------------           ------------        -------------
CASH AND CASH EQUIVALENTS AT END OF PERIOD                             $  1,989,841           $  1,620,293        $   1,989,841
                                                                       ============           ============        =============